EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

$350,000December 31, 2019

FOR VALUE RECEIVED, TCA BEYOND COMMERCE, LLC (“Maker”), whose address is 19950 West Country Club Drive Aventura, FL 33180, promises to pay to the order of SHANNON GRONEMEYER (“Holder”) at 14850 Madison St NE, Ham Lake, Minnesota,  55304, or such other place as the Holder may designate in writing, the principal amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) plus interest accruing at the rate of Five (5%) percent per annum on the unpaid balance of the principal sum from the date of this Note until the Note is paid in full or converted in accordance with the terms hereof (the “Note”).

1.Definitions.  As used in this Promissory Note (“Note”), the following terms shall have the following meanings:

a.Calendar Quarter.  Each calendar year is divided into four (4) quarters, commencing on January 1, April 1, July 1 and October 1, with each period between the commencement of such a quarter and the last day of such quarter is a “Calendar Quarter.”

b.Effective Date.  The “Effective Date” is the date first written at the top of page 1 of this Note.

c.Governmental Body.  A “Governmental Body” is any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

d.Cash Maturity Date.  The “Cash Maturity Date” is December 31, 2022.

e.Conversion Maturity Date.  If all of the Original Conversion Principal has not been converted into shares of the common stock of Beyond Commerce, Inc. (a Nevada entity) (the “Company”), the parent of Maker, as provided herein, then all outstanding Conversion Principal and accrued interest thereon shall be converted on the Cash Maturity Date as provided for in Section 3(b) below, such date being the “Conversion Maturity Date.”

f.Obligations.  Maker’s “Obligations” mean and include any and all indebtedness, liabilities and obligations due or to become due, now existing or hereafter arising of Maker in favor of Holder, including without limitation the Principal Balance, all interest accrued thereon and any additional fee or penalty arising hereunder.

g.Original Cash Principal. The “Original Cash Principal” is One Hundred Seventy-Five Thousand and No/100 ($175,000)

h.Original Conversion Principal. The “Original Conversional Principal” is One Hundred Seventy-Five Thousand and No/100 ($175,000), which may be increased at Holder’s option pursuant to Section 3 below.

i.Party; Parties.  The Holder and Maker are collectively referred to herein as the “parties,”

each individually a “party.”

g.Person.  A “Person” is any individual, firm, corporation, limited liability company, business enterprise, trust, association, joint venture, partnership or other entity, whether acting in an individual, fiduciary or other capacity.

h.Principal Balance.  The “Principal Balance” is the total unpaid principal balance of this Note that is outstanding from time to time, which consists of the remaining balance outstanding of both the Original Cash Principal and the Original Conversion Principal.

2. Cash Payments; Prepayment; Subordination

a. Interest Only Payments.  Commencing on the 15th day of the first month of the first (1st) Calendar Quarter following the Effective Date (plus any accrued interest for the time period after the Effective Date and the start of the first Calendar Quarter) and continuing on the 15th day of the first month of each of the next three (3) consecutive Calendar Quarters, Maker shall make interest only payments on the Original Cash Principal in the amount of $2,187.50_.

b.Interest and Principal Payments.  Commencing on the 15th day of the first month fifth (5th ) Calendar Quarter following the Effective Date and continuing on the 15th day of the first month of each of the next seven (7) consecutive Calendar Quarters, Maker shall make equal payments of Original Cash Principal and interest accrued thereon in the amount of $__23,032.48________.

c.Maturity.  Any remaining amount of the Original Cash Principal and interest accrued thereon is fully due and payable on the Cash Maturity Date.

d.No Prepayment Penalty on Cash Principal.  Notwithstanding the foregoing, Maker may prepay, in whole or in part, any of the Original Cash Principal or interest accrued thereon.  The Maker acknowledges that Holder’s conversion right hereunder is a material inducement for making this loan and, therefore, Maker shall have no right to prepay any portion of the Conversion Principal.

e.Subordination.  Maker’s obligations under this Section 2, including all payments of the Original Cash Principal and interest accrued thereon, is subordinate to the obligations Maker owes to its institutional lenders.

3. Conversion.

a.Conversion Upon Call.   On or before the Conversion Maturity Date, at the sole option of Holder, if before the Conversion Maturity Date and by written notification to the Maker (“Notice”), the unpaid Original Conversion Principal and all interest accrued thereon, shall be converted into such number of the Company’s shares of common stock (“Stock”) which are derived by dividing the amount of the Original Conversion Principal and interest accrued thereon or the balance of the Original Conversion Principal that has not been converted thus far by Holder by the Company’s share price on the Notice date based on a ten day trailing average of the Company’s share price (Symbol: BYOC).

b.Conversion Upon Maturity.  Unless earlier converted hereunder, then on or within no more than ten days following the Conversion Maturity Date, the unconverted  Original Conversion Principal and all interest accrued thereon, shall be converted into such number of the Company’s shares of common stock (“Stock”) which are derived by dividing the amount of the unconverted Original Conversion Principal and interest accrued thereon by the Company’s share price on Conversion

Maturity Date based on a ten day trailing average of the Company’s share price (Symbol: BYOC).

c.Mechanics of Conversion.  Upon receipt of the Notice or on the Conversion Maturity Date, as the case may be, the Company shall issue Stock to Holder and reflect such issuance on the Company’s company books and records.  Holder agrees to execute any documents as are customary for purchasers of shares of the Company’s common stock.  If Maker’s obligation to pay Cash Principal and interest thereon have been fully satisfied as of the date of conversion under this Section 3, then upon conversion Holder shall deliver to Maker the original Note.

4.Events of Default, Acceleration and Remedies

a.Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under the this Note:

i.  The failure to pay any installment of interest when due;

ii.   The failure to pay any installment of principal and interest when due;

iii.  The failure to pay the remaining balance of principal and any accrued interest when due any maturity date provided herein;

iv.  The failure to perform any nonmonetary obligation contained herein after 30 days opportunity to cure;

v.  The occurrence of any one of the following:

1.Maker's insolvency; or

2.The general assignment of Maker’s assets for the benefit of any creditor; or

3.The filing of bankruptcy or the appointment of a trustee or receiver to manage Maker’s business or assets and such preceding is not discharged or cancelled within sixty days (60) of such filing or appointment; or

4.The entry of any order or consent decree by any Governmental Body against Maker or any of Maker’s board members, officers, or managers, which materially affects Maker’s ability to perform its obligations under this Note.

b.  Acceleration.  Upon the occurrence of any Event of Default, the Obligations, including without limitation all Principal Balance and all accrued and unpaid interest thereon at that time outstanding, shall automatically and immediately mature and become due and payable without notice or demand and without presentment, protest or notice, all of which hereby are expressly waived by Maker.

c.  Remedies.  Upon the occurrence of any Event of Default, Holder, at its sole option, may enforce or cause to be enforced any of the rights or remedies accorded to Holder (i) under this Note and (ii) at equity or law, by virtue of statute or otherwise.

5.  Notice.  Any notice, payment, demand or communication required or permitted to be given by the provisions of this Note shall be made in writing and deemed to have been effectively given and received on the date personally delivered or delivered by FedEx to the respective party to whom it is directed, or three (3) days after the date when deposited by registered or certified mail, with postage and charges prepaid and addressed to such party at the address written in the introductory paragraph of this Note, or at such other address(es) as the parties may communicate to one other in writing.

7.Miscellaneous.

a.Waivers.  Maker hereby waives presentment for payment, protest and demand and notice of protest, demand, dishonor, nonpayment, intent to accelerate and acceleration of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time before, at or after maturity, without in any way affecting the liability of Maker hereunder.  The failure or delay by Holder to insist upon strict adherence to any provision of this Note in one or more instances shall not be considered a waiver thereof in any of such instances or any other instances, or deprive it of the right thereafter to insist upon strict adherence to that provision or any other provision of this Note.

b.Modifications.  This Note may only be amended by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

c.Authority.  The Maker has full authority to enter into this Note, has received all necessary consents from its governing authority to so enter, is not violating any term or condition of any agreement or obligation or any rule or law, regulation or court or administrative order, and the undersigned has been vested with actual authority to bind Maker and act on  Maker’s behalf.

d.Successors and Assigns.  This Note shall be binding upon Maker and upon Maker’s ~~heirs,~~ administrators, successors and assigns, and shall inure to the benefit of Holder and his heirs, administrators, successors and assigns.  Maker may not assign this Note to a third party without the prior written consent of Holder.

e.Severability.  In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any law, or by reason of the interpretation placed thereon by any court or any Governmental Body, this Note shall be construed as not containing such provision and the invalidity of such provision shall not affect the validity of any other provisions hereof, and any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.

f.Time of the Essence.  Time for the performance of the Obligations under this Note is of the essence.

g.Costs of Enforcement.  Maker promises to pay attorney's fees and costs incurred by Holder in collection and/or enforcement of the Note or any part hereof, including in any proceeding under the United States Bankruptcy code, and, in the event of court action, all costs, attorneys' fees and such additional sums as the court may adjudge.

h.Governing Law.  This Note shall be construed in accordance with and governed by the laws and decisions of the State of Nevada.

i.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

MAKER
TCA BEYOND COMMERCE, LLC

_________________________________
By:
Its:

HOLDER
Shannon Gronemeyer

COMPANY
BEYOND COMMERCE, INC. (Solely as to Sections 1, 3, and 4(b))

______________________________
By:
Its: